Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Kevin S. Grodzki
Vice President - Communications and Public Affairs
Phone:	847-735-4131

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Realigns, Streamlines
Corporate Finance Organization

METTAWA, Ill. March 15, 2019 - Brunswick Corporation (NYSE: BC) today announced planned changes to its corporate finance organization, as it realigns and repositions itself into a streamlined marine-focused organization in anticipation of the planned separation of its Fitness business, which will occur later this year.

As part of this realignment, effective June 3, Randall S. Altman, Brunswick’s vice president - treasurer, will become controller, succeeding Daniel J. Tanner, who will be leaving the Company. Concurrently, Ryan M. Gwillim, vice president - investor relations, will transition into a new, expanded role, as vice president - finance and treasurer. As part of his new duties, Gwillim will continue to lead the investor relations function as well as assume responsibility for treasury and mergers and acquisitions, both of which Altman currently oversees. All will work closely together over the next few months to ensure a smooth transition of responsibilities.

Both Altman and Gwillim will continue to report to William L. Metzger, Brunswick’s senior vice president - chief financial officer.

Altman has been Brunswick’s treasurer since March 2013, during which time he has been instrumental in developing and executing Brunswick’s capital strategy as well as significantly strengthening Brunswick’s balance sheet. During his tenure as treasurer, Altman also played a key role in the reshaping of Brunswick’s business portfolio, including the sale of the former bowling operations along with the completion of a number of acquisitions, including Power Products, the Company’s single largest acquisition.

Before becoming treasurer, Altman had been vice president and chief financial officer of Brunswick’s former Bowling & Billiards operations, a position he had held since 2006. Altman joined Brunswick in 2003 as senior manager - finance, and later that year was promoted to director of that function. He is a certified public accountant and has both his bachelor of arts in accounting and his MBA from Michigan State University.

“Randy has distinguished himself during a time of significant change and growth for the Company,” Metzger said. “His interactions with the financial community have been outstanding, and his knowledge of our operations and grasp of our strategic direction uniquely position Randy to assume the controller’s reins from Dan Tanner. We thank Dan, who has been with Brunswick since 2001, for so capably employing his skill sets in several key financial roles throughout the organization. We deeply appreciate his substantial contributions to the success of the business and wish him the best.” Tanner will remain with the organization until June 30 to ensure a smooth transition.

Gwillim was named to his current position in September 2017, where he has been responsible for Brunswick’s global investor relations efforts. He joined Brunswick’s legal team as corporate counsel in 2011, and a year later became assistant general counsel - corporate and securities, where he was responsible for the Company’s SEC compliance and financial reporting processes.  He was named associate general counsel - international in 2015.

Gwillim attended the University of Illinois, where he received both his bachelor’s and master’s degrees in accounting as well as his law degree.  Before joining Brunswick, Gwillim was with Baker & McKenzie in Chicago as an associate in its corporate and securities practice group. Gwillim is also a certified public accountant.

“A highly respected and effective representative of the Company to our shareholders and the investment community, Ryan’s contributions have been significant,” Metzger said. “During his time with Brunswick, Ryan has been integral in completing acquisitions, had previous involvement in the Company’s SEC compliance and financial reporting processes, and is valued for his counsel and insights.”

“As we ready Brunswick for the future, we will continue to assess and structure our organization to most effectively position the enterprise to define, create, and innovate the future of recreational boating,” explained Brunswick Chief Executive Officer David Foulkes. “Today’s announcement supports these efforts and demonstrates the wealth of talent and bench strength we have throughout the Brunswick organization.”

About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, NAUTIC-ON, OnBoard Boating Club and Rentals; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit https://www.brunswick.com.